EXHIBIT 10.1
THIRD AMENDMENT OF
BOSTON SCIENTIFIC CORPORATION
401(k) RETIREMENT SAVINGS PLAN
(2011 Restatement)
This Third Amendment of Boston Scientific Corporation 401(k) Retirement Savings Plan (2011 Restatement) (the "Plan") is adopted by Boston Scientific Corporation (the "Company").
Background
A.The Company established the Plan effective January 1, 1987 and most recently restated it in its entirety effective January 1, 2011.
B.The Plan, as restated, has been amended by a First and Second Amendment.
C.The Company now wishes to amend the Plan further.
Amendment
Therefore, the Plan is amended as follows:
1.Effective January 1, 2013, Section 2.24 of the Plan is amended to read as follows:

2.24. "Normal Retirement Age" means age 65.
2.Effective January 1, 2013, Section 3.1(b) of the Plan is amended to read as follows:

(b)    Any other individual will become a Participant on the Entry Date coinciding with or next following the latest of:

(i)    January 1, 2011;
(ii)    the date on which he or she becomes an Eligible Employee; and
(iii)    the date on which he or she attains age 18;
provided that (1) he or she is an Eligible Employee on such Entry Date and (2) he or she has in effect on such Entry Date a Compensation Reduction Authorization described in Section 4.2 which was submitted in the manner prescribed by the Committee. Unless otherwise provided by the Committee, an Employee who has satisfied the requirements of (i), (ii) and (iii) above, but who has failed to satisfy the requirements of (1) or (2) above, will become a Participant on the first Entry Date coinciding with or next following the date on which the requirements of both (1) and (2) are satisfied. Notwithstanding the foregoing, an Employee who has satisfied the requirements of (ii) and (iii) above, but has not satisfied the other requirements of this subsection (b), will become a Participant as of the date a Discretionary Contribution is made to the Plan, if he or she is otherwise eligible to receive an allocation pursuant to Section 4.4.

3.	Effective January 1, 2013, Section 4.4(b) of the Plan is amended to read as follows:

(b)    is a Participant who has ceased to be an Eligible Employee during that Plan Year by reason of death or severance from employment after attaining age 65 or on account of Disability,

4.Effective January 1, 2013, Section 8.3(a) of the Plan is amended to read as follows:

(a)
the Participant's attainment of age 65 while an Employee or, for a Participant who has completed at least three Years of Service for Vesting by December 31, 2012, the Participant's attainment of age 62 while an Employee;

5.Effective January 1, 2012, Section 9.1 of the Plan is amended to read as follows:

9.1. Hardship Withdrawals.
(a)    Immediate and heavy financial need. A Participant may make a withdrawal from his or her Elective Contribution Account (but not any portion of the Participant's qualified nonelective contributions) or Roth Elective Deferral Account, or both, in the event of an immediate and heavy financial need arising from:
(i)    expenses for (or necessary to obtain) medical care that would be deductible under Code section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);
(ii)    costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);
(iii)    payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, or the Participant's spouse, children, or dependents (as defined in Code section 152, but without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B));
(iv)    payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, or the Participant's spouse, children, or dependents (as defined in Code section 152, but without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B));
(v)    payments for burial or funeral expenses for the Participant's deceased parent, spouse, children or dependents (as defined in Code section 152, but without regard to Code section 152(d)(1)(B));
(vi)    expenses for the repair of damage to the Participant's principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or
(vii)    any other need identified by the Commissioner of Revenue as a “financial hardship” for purposes of section 401(k) plans through the publication of revenue rulings, notices and other guidance of general applicability.
The Committee's determination of whether there is an immediate and heavy financial need, as defined above, shall be made solely on the basis of written evidence furnished by the Participant. Such evidence must also indicate the amount of such need. A Participant may request no more than one withdrawal under this Section in any single Plan Year.
(b)    Distribution of amount necessary to meet need. As soon as practicable after the Committee's determination that an immediate and heavy financial need exists with respect to the Participant, that the Participant has obtained all other distributions (other than hardship distributions) and all nontaxable loans currently available under the Plan and all other plans maintained by the Affiliated Employers, and that no other resources are reasonably available to the Participant to satisfy the need, the Committee will direct the Trustee to pay to the Participant the amount necessary to meet the need created by the hardship (but not in excess of the value of the Participant's Elective Contribution Account and Roth Elective Deferral Account,

determined as of the Valuation Date that authorized distribution directions are received by the Trustee). The amount necessary to meet the need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. Distribution will be made solely from the Participant's Elective Contribution Account and Roth Elective Deferral Account, and shall not include any portion of either Account that is attributable to income earned after December 31, 1988.
(c)    Effect of hardship distribution. If a Participant receives a hardship distribution pursuant to this Section, then any Elective Contribution election or any other cash-or-deferred or employee contribution election in effect with respect to the Participant under the Plan or any other plan maintained by an Affiliated Employer shall be suspended for the 6-month period beginning with the date the Participant receives the distribution.

6.	Effective January 1, 2013, Section 11.5 of the Plan is amended to read as follows:

11.5. Designation of Beneficiary. Subject to the provisions of this Section, a Participant's Beneficiary shall be the person or persons and entity or entities, if any, designated by the Participant from time to time on a form or in the manner approved by the Committee. In the absence of an effective beneficiary designation, the full amount payable upon the death of the Participant shall be paid to his or her surviving spouse or, if none, to his or her estate. If any Beneficiary survives the Participant but dies prior to receipt of his or her interest in the Participant's Account, such Beneficiary's remaining interest shall be paid to the Beneficiary's estate (unless the Participant had effectively designated a successor or contingent Beneficiary for the Beneficiary's remaining interest). A nonspouse beneficiary designation by a Participant who is married at the time of his or her death shall not be effective unless:

(a)    prior to the Participant's death, the Participant's surviving spouse consented to and acknowledged the effect of the Participant's designation of the specific non-spouse Beneficiary (including any class of Beneficiaries or any contingent Beneficiaries) on a written form approved by the Committee and witnessed by a notary public or a duly authorized Plan representative; or.

(b)    it is established to the satisfaction of the Committee that spousal consent may not be obtained because there is no spouse, because the spouse has died (evidenced by a certificate of death), because the spouse cannot be located (based on information supplied by a government agency or independent investigator), or because of such other circumstances as the Secretary of the Treasury may prescribe; or
(c)    the spouse had earlier executed a general consent form permitting the Participant (i) to select from among certain specified beneficiaries without any requirement of further consent by the spouse (and the Participant designates a Beneficiary from the specified list), or (ii) to change his or her Beneficiary without any requirement of further consent by the spouse. Any such general consent shall be on a form or in the manner approved by the Committee that was witnessed by a notary public or a duly authorized Plan representative and must acknowledge that the spouse has the right to limit consent to a specific beneficiary and that the spouse voluntarily elects to relinquish such right.
In the event a spouse is legally incompetent to give consent, the spouse's legal guardian, even if the guardian is the Participant, may give consent on behalf of the spouse. Any consent and acknowledgment by (or on behalf of) a spouse, or the establishment that the consent and acknowledgment cannot be obtained, shall be effective only with respect to such spouse, but shall be irrevocable once made. A Participant's spouse will be determined for all purposes under the Plan in accordance with federal law.
In the event a Participant's Beneficiary is a "minor," any person who demonstrates to the satisfaction of the Committee or the Committee's designee that he is authorized to act for the Beneficiary, may act for him and on his behalf. The minor Beneficiary's representative may be a court-appointed guardian or any other person named to serve as the minor's representative in the Participant's last will and testament admitted to probate. For this purpose a "minor" is a person who has not reached the age of majority for the ownership of investments under the law in the state in which he resides.

Boston Scientific Corporation has caused this Third Amendment of Boston Scientific Corporation 401(k) Retirement Savings Plan (2011 Restatement) to be signed by its duly authorized officer this ______ day of _________________, 2012.

BOSTON SCIENTIFIC CORPORATION
By:
Signature

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